Exhibit 10.2

150 North Riverside Plaza Chicago, IL 60606 USA

August 19, 2024

Amar Lalvani
(Via-Email)

Dear Amar,

As you know, Hyatt Corporation and/or certain of its affiliates (together, “Hyatt” or the “Company”), Standard International Management, LLC (“Standard”), and Bunkhouse Management, LLC (“Bunkhouse” and certain other parties named therein intend to enter into that certain Equity Purchase Agreement (the “Purchase Agreement”), pursuant to which Hyatt will be acquiring substantially all of the Standard and Bunkhouse business. In connection with the consummation of the transactions contemplated by the Purchase Agreement (collectively, the “Transaction” and the consummation of such Transaction, the “Closing”), I am pleased to offer you the position of President & Creative Director, Lifestyle based in New York, New York effective as of and contingent upon the Closing. The terms and conditions of this offer of employment are outlined below in this letter (“Letter”).

Duties
You will report to Mark Hoplamazian, President and CEO, Hyatt Hotels Corporation, or such other person that may be designated as your supervisor, and they will advise you of your job responsibilities from time to time. We expect to continuously review the role that you play over time to ensure that the content and span of the position you hold allows you to be your best and allows the Hyatt Collective to thrive. For example, it may be that you serve as the President of the Hyatt Collective for, say, the first two years following Closing, and then move to a Chief Creative Officer role within the Collective. If this should occur, the LTIP (as defined below) grants would remain as stated through the third anniversary even if there is an adjustment in annual compensation.

Exclusivity
During your employment with Hyatt, you will be expected to devote your full business time and attention to Hyatt’s business and affairs and the performance of your duties hereunder and you may not, without Hyatt’s advance written permission, (i) accept any other employment or consulting engagement, (ii) serve on the board of directors or similar body of any other entity, or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage), including any business activity that would compete with Hyatt or conflict with your duties to Hyatt; provided that, with Hyatt’s prior written consent, the foregoing will not prevent you from serving on the board of directors of any non-profit organization or otherwise participating in any charitable, civic, educational, professional, community, or industry affairs so long as such service or participation will be without compensation of any kind and such service or participation does not materially interfere or conflict with your duties hereunder or create a potential business or fiduciary conflict. Notwithstanding the foregoing, Hyatt recognizes your participation in the various investments and boards of

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directors as listed in Exhibit A, and consents to your continued participation therein provided that your ongoing activities with those organizations and investments do not materially interfere or conflict with your duties hereunder.

Compensation
Following the Closing, you will be paid an annualized base salary of $750,000, less applicable tax withholdings and deductions and pro-rated for any partial year of employment. Starting in 2025, your base salary will be reviewed annually in line with the Hyatt’s compensation market review and benchmarking practice. The base salary will be paid in accordance with Hyatt’s normal payroll practices, but no less often than bi-monthly. Based on your anticipated job duties and your compensation, you will be exempt from overtime wages.

Incentive Plan
Beginning in 2025, you will be eligible to participate in Hyatt’s Executive Incentive Plan pursuant to which you will be eligible to earn an annual cash bonus for each Hyatt fiscal year (currently calendar year) ending during your employment with the Company, based on attainment of company, divisional and/or individual performance goals (including without limitation financial and/or qualitative performance targets), each as determined within the discretion of the President and Chief Executive Officer of Hyatt and subject to approval by the Talent and Compensation Committee each year (each, an “Annual Bonus”). Your target Annual Bonus for Hyatt’s 2025 fiscal year will be set at 100% of your base salary, with a maximum Annual Bonus of 200% of your base salary, with the actual payout determined by reference to performance metrics and goals to be reviewed annually in conjunction with the Talent and Compensation Committee’s review of total compensation. Payment of any Annual Bonus shall be contingent on your continued employment through the applicable bonus payment date for the relevant year and may be more or less in any year (and may be zero) depending on attainment of applicable goals. It is anticipated that performance metrics for 2025 will include Adjusted EBITDA goals for Hyatt, the Hyatt Collective, and a scorecard of metrics measuring performance of the Hyatt Collective. These goals will be established in Q1 of 2025 through discussions between you and Hyatt’s President and Chief Executive Officer.

For Hyatt’s 2024 fiscal year, your target annual bonus will be up to 100% of your base salary, pro-rated to reflect the time period between Closing and December 31, 2024. Hyatt’s President and Chief Executive Officer will align with you on your 2024 goals shortly after Closing, and any bonus earned for 2024 will be determined by Hyatt’s President and Chief Executive Officer in his sole discretion.

Hyatt Long Term Incentive Plan
During your employment with Hyatt, commencing in 2025, you will be eligible to receive annual equity-based compensation as a participant under the Hyatt Corporation Long Term Incentive Plan (“LTIP”), provided you remain employed by Hyatt at the date of each such grant. For the years 2025, 2026, and 2027, your aggregate Grant-Date Value will be targeted at $3,333,000 (“Annual Target Value”), subject to the approval of the Talent and Compensation Committee. Annual awards as described above are expected to be comprised of 40% performance-vest RSUs (“PSUs”), 30% stock appreciation rights (“SARs”), 30% restricted stock units (“RSUs”), or other award types and will be subject to the terms of the LTIP, the applicable award agreement and such vesting, forfeiture and other terms and conditions, in each case, as the Talent and Compensation Committee may determine in its sole discretion. All incentive equity awards will be governed in all respects by the terms and conditions of the applicable LTIP and award agreement. Hyatt also reserves the right to amend, modify or terminate the LTIP at any time.

Subject to the approval of such grant by the Talent & Compensation Committee of the Board of Directors at the September 2024 meeting, and assuming that Closing occurs before September 2024, you will receive an accelerated grant of a portion of your 2025 Annual Target Value in RSUs, the “Welcome RSUs”, with a grant date fair value targeted at $999,900 (i.e., 30% of your Annual Target Value of $3,333,000), and number of RSUs to be determined based on the grant date fair value on the date of grant, subject to your continued employment with Hyatt on the applicable grant date and all other terms and conditions in the RSU award agreement or related documents. If approved by the Talent & Compensation Committee and otherwise subject

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to the terms and conditions of the RSU award agreement, this initial grant would vest as follows, subject in each case to your continued employment through the applicable vesting date: (i) 25% on September 16, 2025, (ii) 25% on September 16, 2026, (iii) 25% on September 16, 2027, and (iv) 25% on September 16, 2028. For the avoidance of doubt, in 2025, you would receive PSUs with a grant date fair value targeted at $1,333,200 (i.e., 40% of your Annual Target Value) and SARs with a grant date fair value targeted at $999,900 (30% of your Annual Target Value) and you will not receive RSUs, in each case subject to your continued employment with Hyatt and all other terms and conditions of the respective agreements or related documents.

It is anticipated that the PSUs to be granted in 2025 will be eligible to vest and be earned based on performance over the January 1, 2025 – December 31, 2027 performance period against goals to be discussed with you and Hyatt’s President and Chief Executive Officer including goals related to both the Hyatt Collective and The Manner (with such goals further detailed in the applicable award agreement at such time, subject to approval by the Talent and Compensation Committee).

Should your position change, your Annual Target Value will be re-evaluated.

Severance
During your employment with Hyatt, you will be eligible for severance and change in control benefits and protections in accordance with the terms and condition of Hyatt’s Executive Officer Severance and Change in Control Plan, subject to all terms and conditions contained therein, as in effect from time to time.

Benefits
You will be eligible to participate in our comprehensive benefits plans, as may be in effect from time to time. Your service with Standard prior to the Closing will be counted toward meeting the eligibility requirements. Detailed information about our benefits is provided in the enclosed Corporate Benefits Summary.

Nothing contained in this Letter will create or be deemed to create any obligation on the part of Hyatt to adopt or maintain any health, welfare, retirement, fringe or other benefit plan(s) or program(s) at any time or interfere with Hyatt’s ability to amend or terminate any such plan or program.
Taxes and Withholdings
The Company may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this offer letter.

Section 409A
To the extent applicable, this offer letter shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and Department of Treasury regulations and other interpretative guidance issued thereunder (“Section 409A”). In the event that Hyatt determines that any compensation or benefits payable under this Letter may be subject to Section 409A, Hyatt may elect to adopt such amendments to this Letter or take any other actions as it determines to be necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Letter from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided that nothing herein shall require the Company to take any such action or to indemnify you or any other person for any taxes arising by operation of Section 409A and you shall remain solely liable for any such taxes if imposed.

For purposes of Section 409A, your right to receive any installment payments under this Letter shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. Notwithstanding the foregoing, no compensation or benefits, including without limitation any severance payments or benefits described above, shall be paid to you during the six month period following your “separation from service” from the Company if the Company determines that paying such amounts at the time or times indicated in this Letter would be a prohibited

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distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump sum amount equal to the cumulative amount that would have otherwise been payable to you during such period without interest.

Entire Agreement
You acknowledge and agree that this Letter and the documents referenced herein constitute the entire agreement and understanding between the parties with respect to the subject matter hereof, effective upon the Closing of the Transaction, supersede any prior agreements, offers or promises, written or oral, with respect to the subject matter hereof (including, without limitation any employment agreement or arrangement, whether written or unwritten, by and between you and Standard or Bunkhouse or any of their affiliates including the letters dated November 2017 and October 25, 2021). Notwithstanding anything herein to the contrary, (i) this this Letter and the obligations and commitments hereunder shall neither commence nor be of any force or effect unless and until the Closing of the Transaction is fully consummated and (ii) in the event that the Transaction is not consummated for any reason, or your service with Standard or Bunkhouse or any of their affiliates terminates for any reason prior to the Closing of the Transaction, this offer of employment will automatically terminate and be void ab initio.

Acceptance
Please review this document and the attached agreements in detail and consult with an attorney if necessary, to understand the content of these provisions and to evaluate whether they conflict with any other agreements you may have already signed.
At-Will Employment
Your employment at Hyatt is at-will, meaning that you may end your employment at any time with or without cause and with or without advance notice. Hyatt also may terminate your employment with or without cause and with or without advance notice. The nature of your “at-will” employment may not be changed, except pursuant to a written agreement executed by you and an authorized representative of the Company.
As a condition of your employment with Hyatt, you will need to comply with all Hyatt policies, including, but not limited to the Hyatt Employee Handbook, Hyatt’s Code of Business Conduct and Ethics and such other policies Hyatt has adopted. You will also need to execute and return to me each of the Non-Competition, Non-Solicitation & Non-Disparagement Agreement, Invention Assignment Agreement and Confidentiality Agreements, attached to this agreement (collectively, the “Restrictive Covenant Agreements”).
We believe that you will find employment with us both professionally rewarding and personally satisfying. Should you have any further questions, please email monique.pinnock@hyatt.com.

Please reply with your acceptance by e-signing the offer letter and returning signed copies of the other attachments to monique.pinnock@hyatt.com via email.

Yours sincerely,

Monique Pinnock
SVP, Corporate Human Resources and Philanthropy

Agreed and Accepted:

Name: /s/ Amar Lalvani Date: 08/20/2024

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